EXECUTION VERSION

ACTIVE 217532952v.34

COOPERATION AGREEMENT BY AND BETWEEN AGER BERMUDA HOLDING LTD. AND ATHENE HOLDING LTD.
DATED AS OF JANUARY 1, 2018

AGER BERMUDA HOLDING LTD. – COOPERATION AGREEMENT

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS; RULES OF CONSTRUCTION	2

1.1 Defined Terms	2
1.2 Certain Rules of Construction	6

ARTICLE II FUNDING AGREEMENT TRANSACTIONS	6

2.1 Offer and Issuance of Funding Agreements	6
2.2 Purchase of Funding Agreements	7

ARTICLE III REINSURANCE TRANSACTIONS	7

3.1 Cession of European Insurance Liabilities	7
3.2 Cession of European Reinsurance Liabilities	8
3.3 Acquisition Opportunities in AGER Territory	9
3.4 Acquisition Opportunities in the Athene Territory	10
3.5 Referral Fees	10
3.6 Novation	11
3.7 Government Approvals	11

ARTICLE IV COVENANTS

4.1 Cooperation	11
4.2 Reporting	12
4.3 Cooperation Committee	13
4.4 Confidentiality	13

ARTICLE V MISCELLANEOUS	14

5.1 Term and Termination	14
5.2 Governing Law and Jurisdiction	14
5.3 Severability	15
5.4 Binding Effect; Assignment; No Third Party Benefit	15
5.5 Amendments; Waivers	15
5.6 No Obligations of Subsidiaries	15
5.7 Notices	16
5.8 Headings	16
5.9 Entire Agreement	16
5.10 Counterparts	17
5.11 Further Assurances	17
5.12 Injunctive Relief	17

-i-

THIS COOPERATION AGREEMENT (this “Agreement”) is made and entered into this January 1, 2018 by and between AGER BERMUDA HOLDING LTD. (“AGER”) and ATHENE HOLDING LTD. (“Athene”).
RECITALS
WHEREAS, AGER is a wholly owned subsidiary of Athene and the intermediate parent company of Athene’s insurance operations in Europe;
WHEREAS, one or more of AGER’s Insurance Subsidiaries are in the process of negotiating a transaction with ALRe (as defined below), whereby such AGER Insurance Subsidiaries may cede to ALRe certain Insurance Contract (as defined below) liabilities pursuant to a reinsurance agreement to be entered into by the parties after the date hereof (the “2017 ALRe Reinsurance Agreement”);
WHEREAS, AGER desires to expand its operations in Europe by making strategic acquisitions and reinsuring business written in the AGER Territory (as defined below), which will require a capital investment in AGER in excess of Athene’s target investment size for AGER;
WHEREAS, Athene has determined that the opportunity to acquire European life insurers and blocks of European life insurance business through reinsurance over the next five (5) years is larger than its desired capital allocation for the European market and it has decided to raise capital through a private offering of AGER’s equity securities (the “Private Offering”) in order to fully capitalize on potential opportunities;
WHEREAS, as of the date hereof, AGER has received approximately EUR 2,175,000,000 in capital commitments from investors pursuant to those certain subscription agreements, dated as of the date hereof, between AGER and such investors in connection with the Private Offering (the “Subscription Agreements”), and intends to make draws on such capital commitments over a five (5)-year period;
WHEREAS, in order to maintain the existing alignment of interests of AGER and Athene, the parties desire to enter into this Agreement pursuant to which, subject to the terms and conditions set forth herein, (i) AGER will agree not to pursue certain acquisition or reinsurance opportunities in the Athene Territory (as defined below), (ii) Athene will agree not to pursue certain acquisition or reinsurance opportunities in the AGER Territory, (iii) AGER and its Subsidiaries (as defined below) will agree to purchase certain Athene Funding Agreements (as defined below) and (iv) AGER and its Subsidiaries will grant Athene and its Subsidiaries a right of first refusal to reinsure AGER insurance and reinsurance liabilities; and
WHEREAS, solely for purposes of Article 101 of the Treaty on the Functioning of the European Union and not for any other purpose, including accounting or regulatory purposes, Athene and AGER, and their respective Subsidiaries, together form part of one overall undertaking.

AGER BERMUDA HOLDING LTD. – COOPERATION AGREEMENT

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION
1.1    Defined Terms. As used in this Agreement, the following terms have the respective meanings set forth below.
“2017 ALRe Reinsurance Agreement” has the meaning set forth in the recitals.
“Affiliate” means, as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by contract or otherwise. For the avoidance of doubt, none of the following groups of Persons shall be considered “Affiliates” of each other for purposes of this Agreement (a) Apollo and its Subsidiaries, (b) Athene and its Subsidiaries or (c) AGER and its Subsidiaries.
“AGER” has the meaning set forth in the caption.
“AGER Bye-Laws” means the Second Amended and Restated Bye-Laws of AGER, adopted on January 1, 2018.
“AGER Insurance Subsidiary” means a Subsidiary of AGER that is an Insurance Company.
“AGER Territory” means the countries, territories and jurisdictions set forth on Exhibit A, which exhibit may be expanded, amended, revised, supplemented or otherwise modified from time to time as mutually agreed to by the parties in writing.
“AGER Territory Transaction” has the meaning set forth in Section 3.3.
“Agreement” has the meaning set forth in the caption.
“ALRe” means Athene Life Re Ltd. or any Affiliate of ALRe that is an Athene Insurance Subsidiary, as designated by Athene from time to time.
“Apollo” means Apollo Global Management, LLC.
“Applicable Law” means, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any Governmental Authority applicable to such Person.
“Athene” has the meaning set forth in the caption.

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“Athene Funding Agreement” means a Funding Agreement issued by an Athene Insurance Subsidiary.
“Athene Insurance Subsidiary” means a Subsidiary of Athene that is an Insurance Company.
“Athene Territory” means the countries, territories and jurisdictions set forth on Exhibit B, which exhibit may be expanded, amended, revised, supplemented or otherwise modified from time to time as mutually agreed to by the parties in writing.
“Athene Territory Transaction” has the meaning set forth in Section 3.4.
“BermudaRe” means an AGER Insurance Subsidiary, domiciled in Bermuda, to be formed after the date hereof or any successor Person thereto, or any other properly licensed AGER Insurance Subsidiary serving the function currently intended for a Bermuda domiciled AGER Insurance Subsidiary within the AGER organizational structure, wherever domiciled.
“Closing” means the “Closing” of the sale of the Initial Shares (as defined in the Subscription Agreements) as set forth in Section 2.1 of the Subscription Agreements.
“Confidential Information” has the meaning set forth in Section 4.4(a).
“Credit Quality Rating” means the weighted average credit quality step of a single name exposure, as set forth in Article 185 of the Solvency II Implementation Regulation EU 2015/35, as may be amended.
“Fair Market Value” means the fair market value determined in accordance with the policies, principles and practices required to be used in the preparation of a balance sheet prepared in conformity with the standards of the Solvency II Directive.
“Funding Agreement” means any funding agreement, guaranteed investment contract or other spread instrument, in each case, issued by an Insurance Company.
“Funding Agreement Cap” means, with respect to an Athene Funding Agreement offered by a Seller to a Purchaser, either (a) three percent (3%) of the Total Assets of such Purchaser, determined as of the most recently ended calendar quarter, if the Credit Quality Rating of (i) such Athene Funding Agreement, (ii) a specific issuing program or facility of such Seller that ranks pari passu or junior in all respects to such Athene Funding Agreement in an insolvency or liquidation of such Seller or (iii) such Seller (provided that such Athene Funding Agreement ranks pari passu or senior in all respects to the senior unsecured obligations of such Seller in an insolvency or liquidation of such Seller) is 0, 1 or 2 at the time of issuance of such Athene Funding Agreement; or (b) one and one half percent (1.5%) of the Total Assets of such Purchaser, determined as of the most recently ended calendar quarter, if clause (a) is not applicable.
“Funding Agreement Exposure” means, with respect to each AGER Insurance Subsidiary, the percentage determined, as of the date of determination, by dividing (a) the aggregate Fair Market Value of all Athene Funding Agreements purchased by such AGER Insurance Subsidiary

AGER BERMUDA HOLDING LTD. – COOPERATION AGREEMENT

that are outstanding as of such date by (b) the Fair Market Value of the Total Assets of such AGER Insurance Subsidiary.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Governmental Authority” means any Bermudian, European, U.S. Federal, state, county, city, local or other governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body and any self-regulating authority such as the Financial Industry Regulatory Authority (FINRA)).
“Initial Term” has the meaning set forth in Section 5.1.
“Insurance Company” means a Person that conducts an insurance or reinsurance business such that it is regulated by any state insurance department or other national, provincial, state, federal or foreign insurance regulatory body.
“Insurance Contract” means any life or annuity insurance contract or policy or other spread instrument, together with all binders, slips, certificates, endorsements and riders thereto, but not including any Reinsurance Contract.
“Novation Amount” has the meaning set forth in Section 3.6.
“Overall Exposure Cap” means the greater of the (i) Percentage Interest and (ii) twenty percent (20%).
“Percentage Interest” means a percentage determined by dividing (i) the total number of common shares of AGER owned by Athene and its Subsidiaries (other than the Class C-1 common shares (as defined in the AGER Bye-Laws)) by (ii) the total number of issued and outstanding common shares of AGER (other than the Class C-1 common shares), in each case, after giving effect to the funding of all capital raised through the Private Offering.
“Person” shall be construed in the broadest sense and means and includes a natural person, a company, an enterprise, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, a Gesellschaft mit beschränkter Haftung (GmbH), an Aktiengesellschaft (AG), a Kommanditgesellschaft (KG), a Gesellschaft mit beschränkter Haftung & Co. Kommanditgesellschaft (GmbH & Co. KG), a Societas Europaea (SE) and any other entity and any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.
“Private Offering” has the meaning set forth in the recitals.
“Purchaser” has the meaning set forth in Section 2.2.

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“Reinsurance Contract” means any reinsurance contract, agreement, treaty or other arrangement whereby a Person assumes from one or more unaffiliated insurers or reinsurers risk under or relating to one or more Insurance Contracts.
“Reinsurance Exposure” means, as of the date of determination, the percentage determined by dividing (a) the aggregate amount of liabilities ceded by AGER Insurance Subsidiaries to Athene Insurance Subsidiaries by (b) the aggregate amount of insurance and reinsurance liabilities of AGER Insurance Subsidiaries, where each of (a) and (b) are determined in accordance with the standards of the Solvency II Directive and (b) is determined as of the most recent calendar quarter end and then adding such liabilities acquired through reinsurance assumed or acquisitions of insurance companies since the most recent quarter end.
“Renewal Term” has the meaning set forth in Section 5.1.
“Retrocession Percentage” means the greater of (i) the Percentage Interest and (ii) twenty percent (20%).
“Seller” has the meaning set forth in Section 2.2.
“Solvency II Directive” means the Directive 2009/138/EC of the European Parliament and of the Council of the European Union, as may be amended.
“Subscription Agreements” has the meaning set forth in the recitals.
“Subsidiary” means, with respect to any Person, any other Person the majority of whose equity securities or voting securities able to elect the board of directors or comparable governing body are directly or indirectly owned or controlled by such Person. For the purposes of this Agreement, neither AGER nor any Subsidiary of AGER shall be considered a Subsidiary of Athene or Apollo.
“Termination Date” means the date on which the total number of common shares of AGER owned by Athene and its Subsidiaries (other than the Class C-1 common shares) plus the number of common shares of AGER that Athene and its Subsidiaries have the obligation to purchase is less, in the aggregate, than one third (1/3) of the total number of AGER common shares (other than the Class C-1 common shares) that Athene had the right to acquire pursuant to the Subscription Agreement entered into between Athene and AGER in connection with the Private Offering.
“Third Party” means any Person that is not (a) AGER or any of its Affiliates, (b) Athene or any of its Affiliates or (c) Apollo or any of its Affiliates.
“Total Assets” means, as of any date with respect to a Person, the Fair Market Value of the total assets of such Person as of such date of determination as set forth in Article 184(2) of the Solvency II Implementation Regulation EU 2015/35, as may be amended.
“Transactions Committee” means the transactions committee of the board of directors of AGER.

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1.2    Certain Rules of Construction. For all purposes of this Agreement, except as otherwise expressly provided for herein or unless the context of this Agreement otherwise requires:
(a)    whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”;
(b)    the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references refer to this Agreement unless otherwise specified;
(c)    words denoting the plural number include the singular number and vice versa;
(d)    words denoting the masculine gender include the feminine and neuter genders;
(e)    the words (i) “may” shall be construed as permissive and (ii) “shall” shall be construed as imperative;
(f)    a reference herein to any party to this Agreement or any other agreement or document shall be deemed to refer to any Person that becomes (or became, if applicable) a permitted successor or permitted assign of such party, upon the occurrence thereof;
(g)    a reference herein to any agreement or other document is to such agreement or other document (together with the schedules, exhibits and other attachments thereto) as it may have been or may hereafter be amended, modified, supplemented, waived or restated from time to time in accordance with its terms and the terms hereof (if applicable thereto); and
(h)    a reference herein to any legislation or to any provision of any legislation includes any modification or re-enactment thereof (including prior to the date hereof), any legislative provision substituted therefor and all regulations and rules issued thereunder or pursuant thereto.
ARTICLE II
FUNDING AGREEMENT TRANSACTIONS
2.1    Offer and Issuance of Funding Agreements.
(a)    During the term of this Agreement, AGER agrees that it shall cause each AGER Insurance Subsidiary to purchase Athene Funding Agreements in accordance with, and subject to, the terms and conditions of Articles II and III herein. In order to facilitate such purchases, Athene may cause Athene Insurance Subsidiaries to, from time to time, offer to issue and sell Athene Funding Agreements to AGER Insurance Subsidiaries. Athene or any of its Subsidiaries shall deliver written notice to AGER at least 30 days prior to the proposed issuance and sale of any Athene Funding Agreement. The written notice shall set forth in reasonable detail the material proposed terms and conditions related to the issuance and sale of such Athene Funding Agreement.

AGER BERMUDA HOLDING LTD. – COOPERATION AGREEMENT

(b)    The Athene Funding Agreements shall include arm’s-length commercial terms and shall be negotiated in good faith between the Athene Insurance Subsidiary issuing such Athene Funding Agreement and the AGER Insurance Subsidiary that will purchase such Athene Funding Agreement.
(c)    Each party hereby agrees to cooperate and use their respective reasonable best efforts to change the Seller or Purchaser of an Athene Funding Agreement or take such other actions necessary to permit payments under each Athene Funding Agreement purchased pursuant to this Article II to be made and received without the imposition of any tax, other than a tax imposed by a jurisdiction in which the recipient is organized or otherwise doing business.
2.2    Purchase of Funding Agreements. To the extent that an Athene Insurance Subsidiary offers to issue and sell (each a “Seller”) an Athene Funding Agreement to an AGER Insurance Subsidiary, AGER shall cause the applicable AGER Insurance Subsidiary to purchase such Athene Funding Agreement (each a “Purchaser”) on mutually agreeable terms if, after giving effect to such purchase, the Funding Agreement Exposure of such Purchaser shall not exceed the Funding Agreement Cap of such Purchaser. To the extent the proposed purchase of any Athene Funding Agreement would cause the Funding Agreement Exposure of the proposed Purchaser to exceed the Funding Agreement Cap of such Purchaser, each party hereby agrees to cooperate and use its respective reasonable best efforts to amend the size of the proposed Athene Funding Agreement or take such other actions necessary to permit the sale and purchase of such proposed Athene Funding Agreement in accordance with the terms and conditions set forth in this Agreement.
ARTICLE III
REINSURANCE TRANSACTIONS
3.1    Cession of European Insurance Liabilities.
(a)    AGER shall use its reasonable best efforts to cause each AGER Insurance Subsidiary to cede to BermudaRe the maximum amount of Insurance Contract liabilities as is commercially reasonable (without taking into account the transfer of profits to Athene and its Subsidiaries under this Article III) and permitted under Applicable Law. AGER shall cause BermudaRe to provide prompt written notice to Athene and ALRe of the reinsurance of any such liabilities by BermudaRe. The notice shall set forth in reasonable detail the material terms and conditions of such reinsurance of the Insurance Contract liabilities, including the amount of Insurance Contract liabilities ceded to BermudaRe and shall offer ALRe the right to reinsure up to at least fifty percent (50%) of such liabilities on arm’s-length commercial terms. For a period of thirty (30) days following the delivery of the notice, ALRe shall have the right of first refusal, but not the obligation, to accept such offer to assume on arm’s-length commercial terms up to fifty percent (50%) of all such Insurance Contract liabilities reinsured by BermudaRe; provided, that AGER shall not be required to cause BermudaRe to offer to cede Insurance Contract liabilities to the extent the cession of such Insurance Contract liabilities would cause the Reinsurance Exposure to exceed the Overall Exposure Cap. In the event that ALRe accepts any offer made under this Section 3.1(a), each of Athene and AGER shall, and shall cause its Subsidiaries to, work together and take all necessary actions to promptly finalize and consummate the reinsurance transaction to which such offer relates.

AGER BERMUDA HOLDING LTD. – COOPERATION AGREEMENT

(b)    In the event ALRe elects to assume Insurance Contract liabilities offered in accordance with Section 3.1(a) above from BermudaRe, it shall assume such Insurance Contract liabilities at a cost (i) equal to the liability cost paid by BermudaRe in assuming such Insurance Contract liabilities or (ii) if otherwise agreed to by the parties, determined by the parties that will provide ALRe substantially the same expected return for its shareholder for such Insurance Contract liabilities that BermudaRe expects to return for its shareholder with respect to such underlying Insurance Contract liability incurred.
(c)    Notwithstanding anything to the contrary herein and subject to the Overall Exposure Cap, in order to facilitate the purposes of this Agreement, the parties may agree to enter into alternative reinsurance transaction arrangements, including, but not limited to, ALRe or another Athene Insurance Subsidiary directly reinsuring Insurance Contract liabilities of any AGER Insurance Subsidiary and subsequently retroceding such Insurance Contract liabilities to BermudaRe or any other AGER Insurance Subsidiary. Other alternative transaction structures may include any form of direct or indirect reinsurance, the acquisition of derivative instruments or the funding of spread instruments within the asset portfolio of the AGER Insurance Subsidiary that acquired the Insurance Contract liabilities (such as a Funding Agreement or a special purpose vehicle), or any other transaction arrangement as may be mutually agreed to by the parties from time to time.
(d)    To the extent the proposed cession of Insurance Contract liabilities by BermudaRe or any other AGER Insurance Subsidiary to ALRe or any other Athene Insurance Subsidiary would cause the Reinsurance Exposure to exceed the Overall Exposure Cap, each party hereby agrees to cooperate and use their respective reasonable best efforts to alter the size of such reinsurance transaction or take such other actions with respect to such reinsurance transaction necessary to permit the cession of such Insurance Contract liabilities to ALRe or any other Athene Insurance Subsidiary in accordance with the terms and conditions set forth in this Agreement.
3.2    Cession of European Reinsurance Liabilities.
(a)    To the extent an AGER Insurance Subsidiary enters into a reinsurance transaction with a Third Party pursuant to which such AGER Insurance Subsidiary assumes Insurance Contract liabilities ceded by such Third Party, AGER shall provide written notice to Athene of such reinsurance transaction and shall offer any one or more applicable Athene Insurance Subsidiaries the right to reinsure the Retrocession Percentage of such Insurance Contract liabilities so assumed. For a period of thirty (30) days following the delivery of the notice, the applicable Athene Insurance Subsidiary shall have the right of first refusal, but not the obligation, to accept such offer to assume by retrocession the Retrocession Percentage of each reinsurance transaction involving Insurance Contract liabilities ceded by Third Parties; provided, that AGER shall not be required to cause any AGER Insurance Subsidiary to offer to cede any such Insurance Contract liabilities ceded by Third Parties to the extent the cession of such liabilities would cause the Reinsurance Exposure to exceed the Overall Exposure Cap. In the event that an Athene Insurance Subsidiary accepts any offer made under this Section 3.2(a), each of Athene and AGER shall, and shall cause its Subsidiaries to, work together and take all necessary actions to promptly finalize and

AGER BERMUDA HOLDING LTD. – COOPERATION AGREEMENT

consummate the reinsurance transaction to which such offer relates on arm’s-length commercial terms.
(b)    Athene Insurance Subsidiaries shall assume Insurance Contract liabilities ceded by a Third Party to an AGER Insurance Subsidiary at a cost (i) equal to the liability cost paid by the applicable AGER Insurance Subsidiary when it acquired such Insurance Contract liabilities or (ii) if otherwise agreed to by the parties, determined by the parties that will provide such Athene Insurance Subsidiaries substantially the same expected return for its shareholder for such Insurance Contract liabilities that the AGER Insurance Subsidiary expects to return for its shareholder with respect to such underlying Insurance Contract liability incurred.
(c)    Notwithstanding anything to the contrary herein and subject to the Overall Exposure Cap, in order to facilitate the purposes of this Agreement, the parties may agree to enter into alternative transaction structures involving the cession of Insurance Contract liabilities ceded by Third Parties, including, but not limited to, (i) joint venture structures, (ii) joint bidding structures, (iii) fronting structures (iv) or any other transaction structure as may be mutually agreed to by the parties from time to time.
(d)    To the extent the proposed cession to an Athene Insurance Subsidiary of Insurance Contract liabilities assumed by an AGER Insurance Subsidiary from a Third Party would cause the Reinsurance Exposure to exceed the Overall Exposure Cap, each party hereby agrees to cooperate and use its reasonable best efforts to alter the size of such retrocession transaction or take such other actions with respect to such retrocession transaction necessary to permit the retrocession of such Insurance Contract liabilities assumed from such Third Party by such AGER Insurance Subsidiary to an Athene Insurance Subsidiary in accordance with the terms and conditions set forth in this Agreement.
(e)    For the avoidance of doubt, AGER and its Subsidiaries shall be responsible for the administration of all Insurance Contract liabilities ceded to Athene Insurance Subsidiaries in accordance with this Agreement and neither Athene nor any of its Subsidiaries shall be (i) responsible for the administration of, or otherwise be required to administer, any Insurance Contracts related to the liabilities assumed in accordance with this Agreement or (ii) required to assume any responsibilities or obligations in regard to the ceded business, except for its financial obligations under the applicable Reinsurance Contacts.
(f)    AGER and Athene hereby agree and acknowledge that any reinsurance proposed to be ceded pursuant to Section 3.1 or 3.2 hereof on terms substantially consistent with the terms of the underlying Insurance Contract shall be deemed to be “arms-length commercial terms” as used in Sections 3.1 and 3.2 hereof.
3.3    Acquisition Opportunities in AGER Territory. To the extent any opportunity to pursue an acquisition or reinsurance transaction in which ninety percent (90%) or more of the underlying Insurance Contract liabilities were written in one or more of the AGER Territories (an “AGER Territory Transaction”) becomes available, AGER and its Subsidiaries shall have the first right, but not an obligation, to pursue such AGER Territory Transaction. If AGER or its Subsidiaries exercise such first right with respect to an AGER Territory Transaction, neither

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Athene nor any of Athene’s Subsidiaries shall pursue such AGER Territory Transaction; provided, however, that if AGER or any Subsidiary thereof declines to pursue any AGER Territory Transaction, then AGER shall provide written notice to Athene of the decision to decline to pursue such opportunity and Athene or any of its Subsidiaries may pursue, without any restrictions, such AGER Territory Transaction; provided, further, that Athene and its Subsidiaries shall not pursue any AGER Territory Transaction if the Transactions Committee would have voted to approve the AGER Territory Transaction if one or both of the Athene designated members of the Transactions Committee who voted against such transaction had voted in favor of the AGER Territory Transaction. AGER shall use its reasonable best efforts to provide Athene with notice of its decision (or the decision of any Subsidiary thereof) not to pursue an AGER Territory Transaction as promptly as practicable and with sufficient time for Athene or any of its Subsidiaries to have a reasonable opportunity to pursue such AGER Territory Transaction; provided, that AGER shall not be obligated to provide any such notice if it would violate the terms of any confidentiality obligation of AGER or its Subsidiaries; provided, further, that AGER shall, or shall cause its Subsidiaries to, prior to entering into any non-disclosure agreement or other confidentiality agreement in connection with any AGER Territory Transaction, use reasonable best efforts to ensure that providing such notice or any other information regarding such potential AGER Territory Transaction to Athene, Apollo or any of their respective Subsidiaries or Affiliates would not violate the terms of any confidentiality obligation of AGER or its Subsidiaries. Notwithstanding anything to the contrary herein, Athene and the Athene Insurance Subsidiaries shall have the right to market, issue and sell Funding Agreements, Funding Agreement backed notes or other similar global notes programs in the AGER Territory.
3.4    Acquisition Opportunities in the Athene Territory. For a period (i) of five (5) years following the date hereof, to the extent any acquisition or reinsurance transaction in which ninety percent (90%) or more of the underlying Insurance Contract liabilities were written in the United States and (ii) equal to the term, including any extension thereof, of this Agreement, to the extent any acquisition or reinsurance transaction in which ninety percent (90%) or more of the underlying Insurance Contract liabilities were written in one or more of Canada, Mexico and/or the United Kingdom (each, an “Athene Territory Transaction”), becomes available, Athene and its Subsidiaries shall have the first right, but not an obligation, to pursue such Athene Territory Transaction. If Athene or its Subsidiaries exercise such first right with respect to an Athene Territory Transaction, neither AGER nor any of its Subsidiaries shall pursue such Athene Territory Transaction; provided, however, that if Athene or any Subsidiary thereof declines to pursue any Athene Territory Transaction, then Athene shall provide written notice to AGER of the decision to decline to pursue such opportunity and AGER or any of its Subsidiaries may pursue, without any restrictions, such Athene Territory Transaction. Athene shall use its reasonable best efforts to provide AGER with notice of its decision (or the decision of any Subsidiary thereto) not to pursue an Athene Territory Transaction as promptly as practicable and with sufficient time for AGER or any of its Subsidiaries to have a reasonable opportunity to pursue such Athene Territory Transaction; provided, that Athene shall not be obligated to provide any such notice if it would violate the terms of any confidentiality obligation of Athene or its Subsidiaries.
3.5    Referral Fees. The parties acknowledge and agree that neither party nor any of its Affiliates shall have any liability or obligation under any arrangement entered into in

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connection with this Agreement to pay any referral, broker, finder, advisor or similar fee or commission to the other party or any of its Affiliates with respect to any proposed transaction contemplated herein.
3.6    Novation. The parties hereto agree that, after the date hereof, one or more Insurance Subsidiaries of AGER may cede Insurance Contract liabilities related to business written or assumed by such Insurance Subsidiaries prior to the date hereof to ALRe pursuant to the 2017 Reinsurance Agreement. In the event the 2017 Reinsurance Agreement is executed, each of Athene and AGER agrees to use its reasonable best efforts to cause ALRe and the applicable AGER Insurance Subsidiaries, respectively, to include a provision in such 2017 Reinsurance Agreement that requires ALRe to promptly novate the 2017 Reinsurance Agreement (and all Insurance Contract liabilities thereunder) to BermudaRe in exchange for a payment by ALRe to BermudaRe, or by BermudaRe to ALRe, as applicable, in an amount equal to the Novation Amount. As used herein, “Novation Amount” means an amount to be agreed by Athene and AGER in good faith that shall result in Athene being made economically whole for warehousing liabilities under the 2017 Reinsurance Agreement, which shall include Athene’s administrative costs and cost of capital during the period of such warehousing, which administrative costs and cost of capital are currently estimated to be between EUR 1,000,000 to EUR 1,250,000 per annum. In addition, the terms of such novation shall to the fullest extent possible provide for BermudaRe to receive all of the economic benefits, and to bear all of the economic burdens, of the 2017 Reinsurance Agreement from and after its effective date.
3.7    Governmental Approvals. Notwithstanding anything to the contrary contained herein, no Person shall be obligated to consummate any of the transactions contemplated by Article II or this Article III unless all consents, approvals, authorizations or filings with, or notices to, any Governmental Authority required to be obtained or made by the parties in connection with such transaction shall have been obtained or made and shall be in full force and effect, and no Governmental Authority shall have objected to the consummation of the applicable transaction. AGER shall, and shall cause its Subsidiaries and controlled Affiliates to, use reasonable best efforts to obtain all such consents, approvals and authorizations, and make such filings with, or notices to, Governmental Authorities in order to consummate the transactions contemplated by Article II or this Article III.
ARTICLE IV
COVENANTS
4.1    Cooperation. Each party hereby agrees that such party and (if applicable) each of such party’s Affiliates shall cooperate with the efforts to effect the transactions contemplated herein. Notwithstanding anything to the contrary, each party shall bear and pay its own costs and expenses incurred in connection with the cooperation of such party and its Affiliates hereunder. To the extent that AGER or an AGER Insurance Subsidiary reasonably believes that it is reasonably likely that a transaction will occur that will give rise to its obligation to offer a right of first refusal to an Athene Insurance Subsidiary under Section 3.1 or 3.2, AGER shall promptly provide written notice to Athene of such potential transaction, which notice shall include a reasonably detailed

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description of the general terms and conditions of such transaction and the underlying Insurance Contract liabilities. Without limiting the foregoing, the parties shall:
(a)    cooperate fully and in good faith with the preparation, completion, execution and delivery of any agreements, treaties, instruments and documents, including any restatements, amendments, supplements, replacements or other modifications thereto to effect the transactions contemplated herein;
(b)    permit to be performed such audits, appraisals, market studies and other due diligence investigations, in each case as the parties may reasonably determine is necessary for legal disclosure or to effect the transactions contemplated herein; and
(c)    if requested by Athene or AGER, participate in meetings with rating agencies and/or banks and potential investors.
4.2    Reporting. AGER shall deliver to Athene:
(a)    to the extent Athene determines that any of the following is required in connection with Athene’s preparation or reporting of its consolidated financial statements, within seventy-five (75) days after the end of each of the first three (3) fiscal quarters of AGER:
(i)    unaudited consolidated financial statements of AGER for such fiscal quarter, which shall include a consolidated balance sheet, income statement and statement of cash flows; and
(ii)    an embedded value report for such fiscal quarter, representing a valuation appraisal of the in-force business of AGER and its Subsidiaries;
(b)    to the extent Athene determines that any of the following is required in connection with Athene’s preparation or reporting of its consolidated financial statements:
(i)    by December 31 of each year, twelve months of summary financial information with respect to AGER and its Subsidiaries as of September 30 of such year, prepared in accordance with GAAP, for purposes of complying with Rule 4-08 of U.S. Regulation S-X;
(ii)    to the extent required for purposes of complying with Rule 3-09 of U.S. Regulation S-X, within seventy-five (75) days after the end of the fiscal year of AGER, audited consolidated financial statements of AGER for such fiscal year with a reconciliation to GAAP;
(iii)     within one hundred and twenty (120) days after the end of each fiscal year of AGER, audited consolidated financial statements of AGER for such fiscal year, which shall include a consolidated balance sheet, income statement and statement of cash flows; and

AGER BERMUDA HOLDING LTD. – COOPERATION AGREEMENT

(iv)    within one hundred and twenty (120) days after the end of each fiscal year of AGER, an embedded value report for such fiscal year, representing a valuation appraisal of the in-force business of AGER and its Subsidiaries; and
(c)    from time to time:
(i)    promptly following the reasonable request of Athene, any other financial data, disclosures, periodic reports and statements, as may be reasonably required by Athene to (A) prepare its consolidated financial statements in accordance with the minimum requirements under GAAP, (B) satisfy any current or future regulatory obligations to which Athene or any Affiliate thereof is subject or (C) satisfy any current or future reporting requirements of any applicable securities exchange on which the securities of Athene or any Affiliate thereof are listed; and
(ii)    such other information as may be requested by Athene with respect to investments and operations of AGER sufficient to allow Athene to hedge currency risk resulting from fluctuations in exchange rates or to allow Athene to manage its investment from a risk perspective.
All financial statements to be delivered under this Section 4.2 shall be presented in a format reasonably acceptable to Athene and shall be in accordance with the books and records of AGER and its Subsidiaries and shall have been prepared in accordance with International Financial Reporting Standards (IFRS), except as otherwise noted therein or to the extent that Athene requests any item thereof to be prepared in accordance with the minimum requirements under GAAP for purposes of enabling Athene to prepare or report its consolidated financial statements (including pursuant to Sections 4.2(b)(i) and (ii)), and subject to the absence of footnotes and to year-end adjustments for unaudited financial statements.
4.3    Cooperation Committee. AGER and Athene may establish a cooperation committee to monitor and manage any issues relating to, or arising from, this Agreement or the transactions contemplated herein. Such committee shall determine the number of members, timing and format of meetings and any other matters as may be mutually agreed to by the parties from time to time.
4.4    Confidentiality.
(a)    Each party hereby agrees that any information received pursuant to this Agreement shall be deemed to be “Confidential Information.” Except to the extent permitted by Section 4.4(b) or as may be necessary to effect the terms of this Agreement, none of the parties hereto shall share or otherwise provide any Confidential Information to any Third Party or make any public announcement concerning the transactions contemplated by, or otherwise publicly announce any term or provision of, this Agreement. “Confidential Information” shall not include information that (a) is, or becomes, generally available to the public other than as a result of a breach of this Agreement by a party or any of its representatives, (b) either party receives or has received on a non-confidential basis from a source other than a party hereto (or any of its representatives), provided, that such source is not known by the receiving party as being subject to a legal, fiduciary

AGER BERMUDA HOLDING LTD. – COOPERATION AGREEMENT

or other obligation of confidentiality with respect to such information, (c) the receiving party can establish that such information was already in its possession and is not subject to an obligation of confidentiality to the disclosing party, (d) the receiving party, or its representatives, have developed, or subsequently develop, independently without reference to any Confidential Information. The parties may share any Confidential Information with any of its Affiliates or Subsidiaries that have a need to know such information in the regular course of their business.
(b)    Each party shall be permitted to disclose any Confidential Information in the event that such party is otherwise required by Applicable Law or requested by any governmental agency or other regulatory authority (including any self-regulatory organization having or claiming to have jurisdiction and any securities exchange on which the securities of such party or any Affiliate thereof are listed) or in connection with any legal proceedings. Each party agrees to keep the other party reasonably informed in the event of any such disclosure unless doing so shall be prohibited by Applicable Law or legal process.
(c)    Notwithstanding the foregoing, each party shall be permitted to disclose certain information that may constitute Confidential Information in order to comply with its reporting obligations to its direct and indirect investors and equity holders, if any.
ARTICLE V
MISCELLANEOUS
5.1    Term and Termination.
The term of this Agreement shall commence on the date hereof and shall continue for a period of ten (10) years following such date (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall automatically renew for additional one (1) year terms (each a “Renewal Term”), unless written notice of non-renewal of this Agreement is provided by one party to the other party at least twelve (12) months prior to the end of the Initial Term or any Renewal Term, as applicable. This Agreement shall automatically terminate on the Termination Date and be of no further force or effect; provided, that Section 4.4 and all of Article V shall survive the termination of this Agreement. Notwithstanding anything to the contrary, Section 3.4 of this Agreement shall terminate with respect to the United States on the earlier of the Termination Date or five (5) years following the date hereof.
5.2    Governing Law and Jurisdiction.
This Agreement shall be governed by and construed in accordance with New York law (without regard to any choice of law or conflict of law principles or rules that would cause the application of any laws or rules of any jurisdiction other than New York). With respect to any suit, action or proceeding relating to, or arising out of, this Agreement, each party shall irrevocably (a) submit to the exclusive jurisdiction of any court located in New York and (b) waive any objection which it may have at any time to the laying of venue of any suit, action or proceeding.

AGER BERMUDA HOLDING LTD. – COOPERATION AGREEMENT

5.3    Severability.
It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
5.4    Binding Effect; Assignment; No Third Party Benefit.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either party without the consent of the other party. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.
5.5    Amendments; Waivers.
This Agreement may only be modified or amended by an instrument in writing signed by each of the parties. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.
5.6    No Obligations of Subsidiaries.
(a)    For the avoidance of doubt, nothing in this Agreement shall be construed as an obligation of any Subsidiary of AGER to comply with the provisions contemplated in this Agreement, but rather as an obligation of AGER to use its reasonable best efforts to cause such Subsidiary, to the extent legally permitted, to comply with such obligations.
(b)    For the avoidance of doubt, nothing in this Agreement shall be construed as an obligation of any Subsidiary of Athene to comply with the provisions contemplated in this Agreement, but rather as an obligation of Athene to use its reasonable best efforts to cause such Subsidiary, to the extent legally permitted, to comply with such obligations.

AGER BERMUDA HOLDING LTD. – COOPERATION AGREEMENT

5.7    Notices.
All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile, electronic mail, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:
(i)    if to AGER or any of its Subsidiaries, to:
AGER Bermuda Holding Ltd.
96 Pitts Bay Road
Pembroke, HM08, Bermuda
Attention: Legal
Telecopy: (441) 279-8400
Email: legal@athora.com
(ii)    if to Athene, ALRe or any other Subsidiaries of Athene, to:
Athene Holding Ltd.
96 Pitts Bay Road
Pembroke, HM08, Bermuda
Attention: Legal Department
Telecopy: (441) 279-8401
Email: legal@athene.com
All such notices, requests, consents and other communications shall be deemed to have been delivered and received (a) in the case of personal delivery or delivery by facsimile or electronic mail, on the date of such delivery, (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof.
5.8    Headings.
The descriptive headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement and shall not affect in any manner the meaning or interpretation of this Agreement.
5.9    Entire Agreement.
This Agreement, together with the Exhibits, and the other agreements contemplated herein, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. The parties hereto represent and warrant that there are no other agreements or understandings, written or oral, regarding any of the subject matter

AGER BERMUDA HOLDING LTD. – COOPERATION AGREEMENT

hereof other than as set forth herein and covenant not to enter into any such agreements or understandings after the date hereof, except pursuant to an amendment, modification or waiver of the provisions of this Agreement.
5.10    Counterparts.
This Agreement may be executed by the parties hereto in any number of counterparts (including without limitation, facsimile counterparts), each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
5.11    Further Assurances.
Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.
5.12    Injunctive Relief.
The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement without posting a bond, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.
* * * * *

AGER BERMUDA HOLDING LTD. – COOPERATION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Cooperation Agreement on the date first written above.
AGER:

AGER BERMUDA HOLDING LTD.

By:     /s/ Dawnella Mason
Name: Dawnella Mason
Title: Secretary

ATHENE:

ATHENE HOLDING LTD.

By:     /s/ Frank L. Gillis
Name: Frank L. Gillis
Title:        Executive Vice President

AGER BERMUDA HOLDING LTD. – COOPERATION AGREEMENT

EXHIBIT A
AGER Territory
The AGER Territory shall consist of (1) the countries that are member states of the European Economic Area as of the date of this Agreement, other than the United Kingdom, and (2) Switzerland. Below is a list of the countries that constitute the AGER Territory:

Austria	Greece	Netherlands
Belgium	Hungary	Norway
Bulgaria	Iceland	Poland
Croatia	Ireland	Portugal
Cyprus	Italy	Romania
Czech Republic	Latvia	Slovakia
Denmark	Liechtenstein	Slovenia
Estonia	Lithuania	Spain
Finland	Luxembourg	Sweden
France	Malta
Germany

AGER BERMUDA HOLDING LTD. – COOPERATION AGREEMENT

EXHIBIT B
Athene Territory

•	United States

•	Canada

•	Mexico

•	United Kingdom

AGER BERMUDA HOLDING LTD. – COOPERATION AGREEMENT